Exhibit 10.13
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between Westinghouse Air Brake Technologies Corporation (the “Company”) and Stéphane Rambaud-Measson (“Executive”), dated as of the 24th day of October, 2016 (the “Agreement”).
WHEREAS, reference is made to the binding offer (the “Binding Offer”) by FW Acquisition LLC, to enter into that certain Share Purchase Agreement between Wabtec Corporation, FW Acquisition LLC and certain other parties (the “Purchase Agreement”) for the acquisition of the shares of Faiveley Transport S.A. (“Faiveley”) held by the Offerees (as defined in such Binding Offer) (the “Acquisition”); and
WHEREAS, in connection with the transactions contemplated by the Binding Offer, upon completion of the Acquisition, the Company wishes to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period. This Agreement shall become effective upon completion of the Acquisition (the “Effective Date”). If the Purchase Agreement terminates prior to consummation of the Acquisition, this Agreement automatically shall terminate without any further effect. Except as otherwise provided in Section 3 of this Agreement, the Company hereby agrees to cause one or more of its subsidiaries to employ and/or appoint Executive, and Executive hereby agrees to be employed and/or appointed by such subsidiaries, for the period commencing on the Effective Date and ending on the fourth anniversary thereof (the “Initial Term”); provided that, on the fourth anniversary and each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless at least ninety (90) days prior to such anniversary, the Company or Executive delivers a written notice (a “Notice of Non-Renewal”) to the other party hereto that the employment period shall not be extended (the Initial Term as so extended, the “Employment Period”).
2.    Terms of Employment.
(a)    Position and Duties. (i) During the Employment Period, Executive shall (A) serve as Executive Vice President of the Company and President and Chief Executive Officer of Faiveley with such duties and responsibilities as are commensurate with such position, including full authority to execute the strategy and operations of the combined transit business of Faiveley and the Company’s transit group, having combined sales as of the date of this Agreement of more than two billion euros (€2,000,000,000), (B) serve as a member of the Office of the Executive Chairman of the Company, which shall consist of (i) the Executive Chairman of the Company, (ii) the President and Chief Executive Officer of the Company, (iii) Executive, and (iv) subject to Executive’s approval, not to be unreasonably withheld or delayed, other executives that may be added by the Company, (C) report to the Chief Executive Officer of the Company, and (D) perform his services/mandate at Faiveley’s corporate offices in Gennevilliers, France and Berlin, Germany (subject to reasonable travel requirements commensurate with Executive’s position). The Company shall cause Executive to be invited to all meetings of the Board of Directors of the Company (the “Board”) and Executive shall have the right to participate in all such meetings (other than private meetings of the independent directors). In addition, Executive shall have the right to participate on an active basis in establishing the Company’s strategic plans and implementing such plans (as agreed upon by the Office of the Executive Chairman of the Company) at both the Board and senior management levels.
(i)    During the Employment Period, Executive agrees to devote his full business time, energy and skill to the performance of his duties, authorities and responsibilities to the Company as required to promote and further the best interests of the Company and to comply with all written rules, regulations and instructions established or issued by the Company and provided to Executive; provided that the foregoing will not prevent Executive from (A) (1) serving on the boards of directors of non-profit organizations, (2) with the prior written consent of the Board, not to be unreasonably withheld, serving on the boards of directors of private, for profit companies, and (3) with the prior written approval of the Board, serving on the boards of directors of publicly listed for profit companies, (B) participating in charitable, civic, educational, professional, community or industry affairs, and (C) managing Executive’s passive personal investments, so long as such activities described in clauses (A), (B), and (C) in the aggregate do not materially interfere or conflict with Executive’s duties or create a potential business or fiduciary conflict.

(b)    Compensation (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) of €668,000 paid in accordance with the normal payroll procedures of the applicable paying entity or entities, which Annual Base Salary shall be reviewed for increase at such time as the salaries of senior officers of the Company are reviewed generally.
(i)    Annual Bonus. Executive shall be eligible, for each fiscal year of the Company or portion of a fiscal year ending during the Employment Period, for an annual bonus (the “Annual Bonus”), with a target Annual Bonus opportunity equal to 100% of Annual Base Salary (“Target Bonus”) and a maximum Annual Bonus opportunity of 225% of Annual Base Salary. Payment of the Annual Bonus, if any, will be based on the attainment of one or more pre-established performance goals established by the compensation committee of the Board (the “Compensation Committee”); provided, however, that during such time as Executive is not the Chief Executive Officer of the Company, such goals shall be the same as the goals applicable to the annual bonus for the Chief Executive Officer of the Company, subject to a higher weighting based on the performance of the combined transit group. Any Annual Bonus earned with respect to a particular year will be paid between January 1 and March 15th of the following year. Any Annual Bonus for a portion of a fiscal year during the Employment Period will be prorated based on the number of days of such fiscal year that occurred during the Employment Period.
(ii)    Vacation. During the Employment Period, Executive shall be eligible for paid vacation of five weeks per calendar year (pro-rated for any partial year).
(iii)    Other Benefits. During the Employment Period, Executive shall be eligible for participation in the welfare and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally; provided, that such benefits shall be at least as favorable to Executive as those benefits provided to Executive by Faiveley and its affiliates prior to the Effective Date, including, without limitation, (A) a vehicle allowance and (B) continued use of a one bedroom apartment in Paris, France rented by the Company on a basis consistent with the arrangement currently maintained by Faiveley. Treatment of post-termination health and welfare benefits will be as agreed in good faith between the parties, with any such agreement set forth in a Sub-Agreement (as defined in Section 9(i) of this Agreement).
(iv)    Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable, documented business expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.
(v)    Equity Award Grants.
(A)    Effective Date Restricted Stock Units. Subject to approval by the Compensation Committee, on the Effective Date, Executive shall be granted an award of a number of restricted stock units that will settle in shares of common stock of the Company equal to the quotient (rounded down to the nearest whole share) obtained by dividing $1,425,000 by the closing price of a share of the Company on the last trading day preceding the Effective Date (the “Effective Date RSUs”). The Effective Date RSUs shall vest in equal annual installments on the first, second, third and fourth anniversaries of the Effective Date, subject, in each case, to Executive’s continued employment with the Company through the applicable vesting date.
(B)    Annual Grant of Restricted Stock Units. Subject to approval by the Compensation Committee, (I) in the first calendar quarter of 2017, or, if the Effective Date occurs after March 31, 2017, on the Effective Date, and (II) beginning in 2018, in the first quarter of each calendar year during the Employment Period, Executive shall be granted restricted stock units that will settle in shares of common stock of the Company having an annual grant date value of at least €800,000 under the Company’s long term incentive compensation arrangements in accordance with the Company’s policies, as in effect from time to time, at levels commensurate with other senior executives of the Company (with due regard for his position), with such restricted stock units vesting in equal installments over four years (subject to continued employment through the applicable vesting date).
(C)    Annual Grant of Performance Units. Subject to approval by the Compensation Committee, (I) in the first calendar quarter of 2017, or, if the Effective Date occurs after March 31, 2017, on the Effective Date, and (II) beginning in 2018, in the first quarter of each calendar year during the Employment Period, Executive shall be granted an award of performance units that will settle in shares of common stock of the Company having an annual target grant date value of at least €800,000 and a three-year performance period under the Company’s long term incentive compensation arrangements in accordance with the Company’s policies, as in effect from time to time, at levels commensurate with other senior executives of the Company

(with due regard for his position). Such performance units will be earned to the extent one or more pre-established performance objectives, determined by the Compensation Committee, are satisfied and, subject to Section 4 of this Agreement, if Executive continues employment through the end of the applicable performance period. During such time as Executive is not the Chief Executive Officer of the Company, the performance objectives referred to in the immediately preceding sentence shall be the same as the performance objectives applicable to the performance units granted to the Chief Executive Officer of the Company). Settlement of any such performance units will occur between January 1 and March 31 of the year following the year in which the last day of the applicable performance period ends.
(D)    Macron Law. The Company shall use its best efforts to cause the Company equity awards granted to Executive to be compliant with the Macron Law and for such Company equity awards to qualify as free/performance shares in France.
3.    Termination of Employment. (%3)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Employment Period, it may provide Executive with written notice in accordance with Section 9(b) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company and its subsidiaries and affiliates shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative.
(a)    Cause. The Company may terminate Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean Executive’s:
(i)    willful or grossly negligent engaging in misconduct which is materially injurious to the Company, monetarily or otherwise; or
(ii)    conviction of any felony or any crime of moral turpitude.
To the extent curable, Executive will have 10 days from receipt of notice by the Company to cure any Cause event.

(b)    Good Reason. Executive’s employment may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of the prior written consent of Executive:
(i)    a reduction of Executive’s Annual Base Salary or target Annual Bonus;
(ii)    failure of the Compensation Committee to approve, or failure of the Company to make, the equity award grants described in Section 2(b)(vi) of this Agreement;
(iii)    a diminution in Executive’s title or a material diminution in Executive’s duties, authorities or responsibilities;
(iv)    Executive being required to report to another person other than the Chief Executive Officer of the Company (or, if Executive becomes the Chief Executive Officer of the Company, to the Board);
(v)    relocation of Executive’s primary workplace, as assigned to Executive by the Company, beyond a thirty mile radius from such workplace; or
(vi)    failure by the Company to comply with the last two sentences of Section 2(a)(i) of this Agreement;
(vii)    failure to appoint Executive as a Board member in May 2017, and, following such appointment, failure to nominate Executive to stand for election to the Board at any Company stockholder meeting convened to elect directors;

(viii)    failure of the Board, within five business days of December 1, 2019, to confirm privately to Executive that it continues to be the intention of the Board that Executive will become Chief Executive Officer of the Company by December 1, 2020;
(ix)    failure to appoint Executive as Chief Executive Officer of the Company by December 1, 2020; and
(x)    any other material breach by the Company of this Agreement or any equity award agreement;
provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (B) the Company fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (C) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

(c)    Notice of Termination. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.
(d)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be, and (v) if Executive’s employment is terminated by Executive or the Company as a result of a Notice of Non-Renewal, the end of the applicable Employment Period. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.”
4.    Obligations of the Company upon Termination. (a) By Executive for Good Reason or by the Company other than for Cause, Death or Disability. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or Disability or Executive terminates employment for Good Reason:
(i)    The Company shall pay to Executive the aggregate of the following amounts in a lump sum in cash within 30 days after the Date of Termination: the sum of (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(v) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; (C) Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; and (D) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (A), (B), (C) and (D), the “Accrued Obligations”).
(ii)    On the 61st day after the Date of Termination, the Company shall, subject to Section 4(f) of this Agreement, pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) two by (B) the sum of (1) Executive’s Annual Base Salary (without regard to any reduction thereto) and (2) Executive’s Target Bonus (without regard to any reduction thereto).
(iii)    At such time as the Company pays annual bonuses to senior executives of the Company (and no later than March 15 of the year following the Date of Termination), the Company shall, subject to Section 4(f) of this Agreement, pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) the full year bonus that Executive would have earned had Executive remained employed through the end of the year in which the Date of Termination occurs based on the degree of satisfaction of the applicable performance targets (but assuming target performance with respect to any subjective criteria), by (B) a fraction, the numerator of which is the total number of days that have elapsed during the fiscal year through the Date of Termination and the denominator of which is 365.
(iv)    With respect to each outstanding performance unit award granted pursuant to Section 2(b)(vi)(C) of this Agreement or otherwise, Executive shall be entitled to receive, at such time as the awards generally are settled for senior executives of the Company, a number of shares of common stock of the Company equal to the product obtained by multiplying (1) the total number of performance units Executive would have earned based on actual performance assuming Executive remained employed through the end of the applicable performance cycle, by (2) a fraction, the numerator of which is the total number of days that have elapsed during the applicable performance period through the Date of Termination and the denominator of which is 1095.
(v)    If the termination of Executive’s employment occurs prior to the first anniversary of the Effective Date, on the 61st day after the Date of Termination, the Company shall, subject to Section 4(f) of this Agreement, pay to Executive a lump sum payment equal to €388,740.
(vi)    If the termination of Executive’s employment occurs prior to the first anniversary of the Effective Date, on the 61st day after the Date of Termination, the Company shall, subject to Section 4(f) of this Agreement, pay to Executive a lump sum payment equal to €200,000.
(vii)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), such Other Benefits to be paid or provided subject to and in accordance with the applicable terms of any such arrangements.
Other than as set forth in this Section 4(a) of this Agreement, in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.

(b)    Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.
(c)    Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.
(d)    Cause; Other than for Good Reason. If Executive’s employment is terminated for Cause or Executive terminates his employment other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive (i) the Accrued Obligations through the Date of Termination and (ii) Other Benefits, in each case to the extent theretofore unpaid. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.
(e)    Miscellaneous. For purposes of this Agreement, (i) delivery by the Company of a Notice of Non-Renewal shall constitute a termination of Executive’s employment without Cause effective at the end of the then current Employment Period, and (ii) delivery by Executive of a Notice of Non-Renewal shall constitute a voluntary termination of Executive’s employment by Executive without Good Reason effective at the end of the then current Employment Period.
(f)    Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Sections 4(a)(ii)-(vi) of this Agreement unless (i) prior to the 60th day following the Date of Termination, Executive executes a release in the form attached hereto as Exhibit A, and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release.
5.    Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive’s employment with the Company or any of its affiliated companies, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; (c) is disclosed by Executive in the good faith performance of his duties hereunder; or (d) Executive is required to disclose by applicable law, regulation or legal process.
6.    Successors. (%3) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(a)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
7.    Indemnification. The Company shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of his employment and his service as an officer or director of the Company or any of its subsidiaries or affiliates. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.
8.    Code Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)    If Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the 6‑month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.
(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
9.    Miscellaneous. (%3) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(a)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company.

If to the Company:	Westinghouse Air Brake Technologies Corporation 1001 Air Brake Avenue Wilmerding, Pennsylvania 15148 Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(f)    Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(g)    Any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of the Employee’s employment with the Company, its subsidiaries and affiliates, or the termination of that employment shall be finally settled by binding arbitration in New York, New York, administered by the American Arbitration Association under its Rules for the Resolution of Employment Disputes; provided, however, that with respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 5 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.
(h)    The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal and travel fees and expenses that the Executive may reasonably incur in connection with any binding arbitration (regardless of the outcome thereof) regarding the validity or enforceability of, or liability under, any provision of this Agreement (including in connection with any such arbitration regarding the amount of any payment pursuant to this Agreement).
(i)    Company and Executive agree that, as promptly as practicable following the date of this Agreement, and after any necessary requirements and approvals, Executive will enter into an employment agreement or a corporate office contract with each of (1) a German subsidiary of the Company (“GCO”) and (2) a French subsidiary of the Company (“FCO”) (each such agreement, a “Sub-Agreement,” and together, the “Sub-Agreements”), which Sub-Agreements shall become effective on the Effective Date. The Sub-Agreements will not provide for any additional compensation or benefits in addition to what is set forth in this Agreement, except as agreed in good faith between the parties pursuant to Section 2(b)(iv) of this Agreement. To the extent that any compensation or benefits are paid or provided by GCO or FCO pursuant to a Sub-Agreement or applicable law, the obligations relating to such compensation and benefits will be deemed satisfied under this Agreement to the extent of such payment or provision. The Sub-Agreements may address such matters as are necessary and appropriate to comply with applicable law and to reflect accurately the nature of the employment/corporate arrangements among the parties. For the avoidance of doubt, there will be no duplication of compensation or benefits provided to Executive as a result of the execution or operation of the Sub-Agreements and it is the intent of Executive and the Company that this

Agreement describes all of the compensation and benefits to which Executive may be entitled. The provisions of the Sub-Agreements shall be consistent in all respects with the principles set forth in this Agreement. Executive and the Company further agree that FCO and GCO shall be treated as the “employer” for payroll purposes.
(j)    This Agreement (and once fully executed, the Sub-Agreements) set forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements (including, without limitation, the Employment Agreement between the Company and Executive, dated July 27, 2015), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
Stephane Rambaud-Measson
/s/ Stephane Rambaud-Measson
Westinghouse Air Brake Technologies Corp.
/s/ Scott E. Wahlstrom
Scott E. Wahlstrom
Senior Vice President, Human Resources

Form of Release

THIS RELEASE (the “Release”) is entered into between Stéphane Rambaud-Measson (“Executive”) and Westinghouse Air Brake Technologies Corporation (the “Company”), for the benefit of the Company. The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under Sections 4(a)(ii), (a)(iii), (a)(iv), (a)(v), and (a)(vi) of the employment agreement entered into by and between Executive and the Company, dated as of the 27th day of July, 2015 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.

Accordingly, Executive and the Company agree as follows.

1.    In consideration for the payments and other benefits provided to Executive by the Employment Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a)    Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with the Company, its subsidiaries, and affiliates or the termination thereof and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state, foreign, or local employment statute, law, order, ordinance, or common law doctrine, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state, foreign, or municipal statute, law order, ordinance or common law doctrine relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b)    To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c)    This Release specifically excludes (i) Executive’s rights and the Company’s obligations under Sections 4(a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi) and (a)(vii) of the Employment Agreement, (ii) any rights or claims with respect to indemnification for actions taken within the scope of his employment and his service as an officer or director of the Company or any of its subsidiaries, which shall include the availability of all insurance coverage that may apply to such claims, (iii) any vested rights or benefits under any employee benefit plan or program of the Company or any of its subsidiaries and (iv) any right of Executive or obligation of the Company under a Sub-Agreement that survives the termination of Executive’s employment.

(d)    The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2.    Executive acknowledges that the Company has specifically advised his of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded [twenty-one (21)/forty-five (45)] days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this

Release must be made in writing and must be received by [___] at the Company, [INSERT COMPANY ADDRESS] within the time period set forth above.

3.    This Release will be governed by and construed in accordance with the laws of the state of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the state of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of New York to be applied. In furtherance of the foregoing, the internal law of the state of New York will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payments and benefits of Sections 4(a)(ii), (a)(iii), (a)(iv), (a)(v), and (a)(vi) of the Employment Agreement.

Stéphane Rambaud-Measson
Date: